Exhibit 99.1

FOR IMMEDIATE RELEASE

May 1, 2018

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports First Quarter 2018 Results, Reaffirms 2018 Guidance, and

Announces STACK Crude Oil Gathering Expansion

DALLAS, May 1, 2018 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), reported financial results for the first quarter of 2018, reaffirmed full-year 2018 guidance, and announced an expansion of its crude oil gathering system in Central Oklahoma.

Highlights

•                  ENLK reported net income attributable to ENLK after non-controlling interest of approximately $60 million for the first quarter of 2018, compared to approximately $18 million for the first quarter of 2017.  This represents approximately 230 percent growth quarter over quarter.

•                  ENLK achieved approximately $244 million of adjusted EBITDA net to ENLK for the first quarter of 2018, compared to approximately $208 million for the first quarter of 2017.  This represents approximately 17 percent growth quarter over quarter.  Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLC reported net income attributable to ENLC after non-controlling interest of approximately $12 million for the first quarter of 2018, compared to a net loss of approximately $2 million for the first quarter of 2017.  This represents approximately $14 million growth quarter over quarter.

•                  ENLC achieved approximately $57 million of cash available for distribution for the first quarter of 2018, compared to approximately $51 million for the first quarter of 2017.  This represents approximately 12 percent growth quarter over quarter.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  EnLink reaffirmed full-year 2018 guidance for both ENLK and ENLC.

•                  EnLink completed construction of the first phase of its previously announced Black Coyote crude oil gathering system during the first quarter of 2018, with the system becoming operational during April 2018.  EnLink also signed a new commercial contract to provide crude oil gathering services for an existing large, active customer in the STACK.  EnLink is now the primary crude oil gathering service provider for two of the largest producers in the STACK.  EnLink expects to spend approximately $40 million of growth capital during 2018 related to this strategic expansion, called the Redbud crude oil gathering system, with an expected operational date during the second half of 2018.

•                  EnLink’s Oklahoma segment realized strong volume growth during the first quarter of 2018.  Average gas gathering and transmission volumes increased by approximately 10 percent from fourth quarter 2017 and 49 percent from first quarter 2017.  Average processing volumes increased approximately 9 percent from fourth quarter 2017 and 64 percent from first quarter 2017.

“EnLink continues to execute well on our long-term strategic plan and continues to deliver solid growth in financial results,” said Michael J. Garberding, EnLink President and Chief Executive Officer. “Operating in the right places with the right partners has enabled us to develop an opportunity-rich inventory of projects, highlighted by today’s announcement of an exciting crude oil gathering expansion in the STACK.  We continue to enhance our strategic asset positions while putting highly efficient capital to work across our key growth areas.  Our long-term growth outlook is robust, and we remain committed to returning value to unitholders and maintaining a strong balance sheet.”

EnLink Midstream Partners, LP:  First Quarter 2018 Financial Results

•                  The Partnership reported net income attributable to ENLK of $60.1 million for the first quarter of 2018, compared to net income of $18.1 million for the first quarter of 2017.

•                  The Partnership achieved $243.7 million of adjusted EBITDA net to ENLK for the first quarter of 2018, compared to $207.6 million for the first quarter of 2017.

•                  The Partnership reported net cash provided by operating activities of $192.7 million for the first quarter of 2018, compared to net cash provided by operating activities of $174.2 million for the first quarter of 2017.

•                  Distributable cash flow attributable to ENLK’s common units was $171.2 million for the first quarter of 2018, as compared to $153.0 million for the first quarter of 2017. Distributable cash flow is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLK reaffirmed its full-year 2018 guidance, which includes net income of $255 million to $315 million and adjusted EBITDA of $950 million to $1.02 billion.

•                  Distribution coverage was 1.12x for the first quarter of 2018, compared to 1.01x for the first quarter of 2017.

•                  Debt to adjusted EBITDA as of March 31, 2018 was 3.85x, compared to 3.99x as of March 31, 2017.

•                  Growth capital expenditures net to ENLK for the first quarter of 2018 totaled approximately $138 million.  Total EnLink funded capital expenditures outlook remains unchanged for 2018, however, segment level growth capital expenditure outlook has been adjusted to reflect the new Redbud crude oil gathering system expansion in Oklahoma and the expected timing of gas opportunities in and around the Gulf Coast region:

•                  Crude and condensate range has increased by $40 million

•                  Louisiana range has decreased by $40 million

•                  Full-year 2018 growth capital expenditure outlook net to ENLK is now at a range of $580 million to $710 million, which reflects a $5 million reduction from the previous range of $585 million to $715 million.  The reduction in growth capital expenditures outlook net to ENLK is offset by an equal increase in ENLC’s growth capital expenditure outlook due to a reduction in projects funded solely by ENLK and the addition of Redbud which is jointly funded.

•                  As of April 26, 2018, ENLK had 350,243,418 common units outstanding.

EnLink Midstream, LLC:  First Quarter 2018 Financial Results

•                  The General Partner reported net income attributable to ENLC of $12.4 million for the first quarter of 2018, compared to a net loss of $1.9 million for the first quarter of 2017.

•                  ENLC’s cash available for distribution totaled $56.6 million for the first quarter of 2018, compared to $51.0 million for the first quarter of 2017.  The cash available for distribution for the first quarter of 2018 included $8.9 million related to ENLC’s approximately 16 percent interest in EnLink Oklahoma Gas Processing LP (together with its subsidiaries, “EnLink Oklahoma T.O.”).

•                  ENLC reaffirmed its full-year 2018 guidance, which includes net income of $233 million to $291 million, and cash available for distribution of $230 million to $240 million.

•                  Growth capital expenditures net to ENLC for the first quarter of 2018 totaled approximately $12 million.  Full-year 2018 growth capital expenditure outlook net to ENLC has increased due to the crude oil gathering expansion in the STACK, with the expected range now being $50 million to $60 million, up $5 million from the previous range of $45 million to $55 million.

•                  Distribution coverage was 1.18x for the first quarter of 2018, compared to 1.09x for the first quarter of 2017.

•                  As of April 26, 2018, ENLC had 181,042,318 common units outstanding.

Regional Updates:

Central Oklahoma:

•                  EnLink’s Oklahoma segment reported strong segment profit growth during the first quarter of 2018, achieving an approximate 11 percent increase over the fourth quarter of 2017 and achieving an approximate 80 percent increase from the first quarter 2017. The pace of growth in the Oklahoma segment anchors management’s confidence in the strength of the STACK play and the ability to achieve 2018 year guidance.

•                  EnLink’s Oklahoma segment experienced solid volume growth during the first quarter of 2018, including average gas gathering and transmission volume increases of 10 percent and average processing volume increases of 9 percent, in each case, as compared to the fourth quarter of 2017.   Average gas gathering and transmission volumes increased 49 percent and average processing volumes increased approximately 64 percent, in each case, from the first quarter of 2017.  Volume growth in Central Oklahoma is expected to remain robust as Devon Energy Corp. and other large active producer customers on EnLink’s dedicated acreage continue to deliver strong well results and transition to full-field development.

•                  EnLink’s previously announced Thunderbird processing plant is progressing well and remains on track to be operational during the first quarter of 2019.  Once operational, Thunderbird will increase EnLink’s gas processing capacity in Central Oklahoma by 200 million cubic feet per day (MMcf/d), bringing total gas processing capacity to approximately 1.2 Bcf/d and reinforcing EnLink’s position as one of the largest and most cost-efficient providers of natural gas processing in the STACK.

•                  During the first quarter of 2018, Devon brought Coyote on-line, its first large scale development.  Coyote is comprised of seven wells, four of which are currently producing, and the development is delivering record flow rates.  Devon announced that its Showboat development, which is comprised of 24 wells, is in progress and is currently 40 days ahead of plan.  According to Devon, Showboat’s first production was achieved in April, and well tie-ins are staggered over the next two months.  Devon has indicated that it expects Showboat to be fully producing by the end of the second quarter of 2018.

•                  EnLink placed the first phase of its crude oil gathering system, Black Coyote, into service in April of 2018.  Black Coyote will initially gather volumes primarily from Devon’s Showboat development and is expected to connect to all of Devon’s near-term large-scale development projects.  Devon is concentrating resources in the over-pressured oil window, which has the best returns in the play, and Devon expects to have eight large-scale developments underway by year end.

•                  EnLink continues to enhance its core position in Central Oklahoma with the signing of a new commercial contract to provide additional crude oil gathering services for an existing large and active customer in the STACK.   This project, called the Redbud crude oil gathering system, will build upon the Black Coyote footprint, with total 2018 growth capital expenditures related to this expansion expected to be approximately $40 million. ENLC will fund approximately 16 percent of the capital expenditures related to this project, with ENLK funding the remainder.  EnLink is now the primary crude oil gathering service provider for two of the largest producers in the STACK.

Midland Basin:

•                  EnLink’s Midland Basin natural gas volume activity remained sequentially flat, as the pace of well completions in the first quarter of 2018 was slower than forecasted. Volumes exited March 2018 above the quarterly average and have continued to increase since the end of the quarter.  Volumes have increased by approximately 12 percent from the first quarter of 2017, and one of EnLink’s largest producer customers recently announced the acquisition of another of EnLink’s largest producer customers.  The combined company is expected to run one of the largest drilling program in the Permian Basin, which will likely benefit EnLink.

•                  EnLink’s Midland Basin natural gas processing facilities averaged approximately 60 percent utilization of total capacity in the first quarter of 2018.  EnLink’s position in the Midland Basin reflects an attractive opportunity for additional low-cost, high-return expansions, including filling available capacity.  EnLink also has the infrastructure in place to cost effectively expand the Riptide processing facility by an additional 100 MMcf/d as system volumes continue to increase.

•                  EnLink’s Chickadee crude oil gathering operations in the Midland Basin have achieved recent success with the addition of two new customers to the system.  The new projects are expected to be accretive to volumes and segment profit during 2018, and leverage the gathering platform in place.  EnLink continues to successfully execute its crude oil gathering strategy in the Permian Basin, and EnLink’s proven capabilities are attracting new opportunities.

Delaware Basin:

•                  Volumes across EnLink’s Delaware Basin Joint Venture (JV) system were roughly flat sequentially, as the pace of well completions in the first quarter of 2018 was slower than forecasted. Volumes exited the first quarter of 2018 above the quarterly average, and have continued to increase since the end of the quarter.  Volumes have increased by approximately 110 percent from the first quarter of 2017.  Rig activity remains strong on the JV’s footprint, and solid volume growth is expected for the second half of 2018 and into 2019.

•                  The JV previously announced the construction of Lobo III, a new 200 MMcf/d expansion of gas processing capacity at the existing Lobo complex. The construction of the facility is progressing well and is expected to be operational during the second half of 2018.

Louisiana:

•                  EnLink’s natural gas liquids (NGL) network continues to benefit from growth in liquids output from EnLink’s Chisholm processing complex in the STACK.  NGLs produced from EnLink’s Chisholm complex are preferentially shipped to EnLink’s Gulf Coast operations for further transportation, fractionation and downstream value creation.  NGL volumes on EnLink’s system were up slightly during the first quarter of 2018 from a very strong fourth quarter of 2017, and volumes are expected to remain roughly in-line with first quarter of 2018 levels for the remainder of 2018.

•                  EnLink continued to experience increased volumes on its Louisiana gas system during the first quarter of 2018, driven by strong demand across its Gulf Coast network.  Gathering and transmission throughput on EnLink’s Louisiana gas system hit record highs during the first quarter of 2018, exceeding, on average, 2.2 Bcf/d.  This growth reflects a six percent increase as compared to the fourth quarter of 2017 and 15 percent growth as compared to the first quarter of 2017.  Volumes are expected to remain above initial guidance expectations for the balance of 2018.

North Texas:

•                  Devon recently announced a joint venture with Dow Chemical Co. in the liquids-rich area of the Barnett Shale, where the two companies plan to partner in the drilling of up to 116 new wells over a five-year period, with approximately 20 wells expected to be drilled in 2018.   Devon’s stated intention is to execute a capital program that stabilizes production for its retained assets in the area, which in turn will assist in stabilizing EnLink’s long-term volume outlook as volumes naturally decline in this mature basin.

•                  Devon also recently announced the sale of its Johnson County acreage, and EnLink is encouraged by the potential for the incoming producer to bring an increased focus on optimizing existing wells, new refrac activity and potential new well drilling plans.  The acreage produces volumes that represent approximately 7 percent of EnLink’s North Texas revenues, and incremental capital and focus in this area is expected to positively impact volumes.

First Quarter 2018 Earnings Call Details

The General Partner and the Partnership will hold a conference call to discuss first quarter 2018 results on Wednesday, May 2, 2018, at 9 a.m. Central Time (10 a.m. Eastern Time).  The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10118595 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information & Other Definitions

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments , unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful acquisition transaction costs (if any), accretion expense associated with asset retirement obligations, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest and (income) loss from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the EnLink Oklahoma T.O. acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) attributable to the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s (i) share of distributions from the Partnership, (ii) share of EnLink Oklahoma T.O.’s non-cash expenses, (iii) deferred income tax expense (benefit), (iv) corporate goodwill impairment, if any, and (v) successful acquisition transaction costs, if any, less the General Partner’s interest in maintenance capital expenditures of EnLink Oklahoma T.O., and less third-party non-controlling interest share of the Partnership’s net income (loss) from consolidated affiliates.

The Partnership’s distribution coverage is calculated by dividing distributable cash flow by distributions declared to the General Partner and the common unitholders. The General Partner’s distribution coverage is calculated by dividing cash available for distribution by distributions declared by the General Partner.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of each of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data — Note 15 — Segment Information” in ENLK’s Annual Report on Form 10-K for the year ended December 31, 2017, and, when available, “Item 1. Financial Statements and Supplementary Data — Note 11—Segment Information” in ENLK’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, for further information about segment profit (loss)

Adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, timing for completion of construction or expansion projects, future operational results of our customers, results in certain basins, future rig count information, objectives, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process, and transport, (b) developments that materially and adversely affect Devon or other customers, (c) Devon’s ability to compete with us, (d) adverse developments in the midstream business may reduce our ability to make distributions, (e) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (f) continually competing for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (g) decreases in the volumes that we gather, process, fractionate, or transport, (h) construction risks in our major development projects, (i) our ability to receive or renew required permits and other approvals, (j) changes in the availability and cost of capital, including as a result of a change in our credit rating, (k) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (l) impairments to goodwill, long-lived assets and equity method investments, and (m) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Total revenues	$1,761.7	$1,321.9
Cost of sales	1,381.5	1,002.3
Gross operating margin	380.2	319.6
Operating costs and expenses, excluding cost of sales:
Operating expenses	109.2	104.1
General and administrative	26.2	35.0
Loss on disposition of assets	0.1	5.1
Depreciation and amortization	138.1	128.3
Impairments	—	7.0
Gain on litigation settlement	—	(17.5)
Total operating costs and expenses, excluding cost of sales	273.6	262.0
Operating income	106.6	57.6
Other income (expense):
Interest expense, net of interest income	(43.7)	(44.5)
Income from unconsolidated affiliates	3.0	0.7
Other income	0.2	—
Total other expense	(40.5)	(43.8)
Income before non-controlling interest and income taxes	66.1	13.8
Income tax provision	(1.0)	(0.5)
Net income	65.1	13.3
Net income (loss) attributable to non-controlling interest	5.0	(4.8)
Net income attributable to ENLK	$60.1	$18.1
General partner interest in net income	$10.6	$5.9
Limited partners’ interest in net income (loss) attributable to ENLK	$21.6	$(9.3)
Series B preferred interest in net income attributable to ENLK	$21.9	$21.5
Series C preferred interest in net income attributable to ENLK	$6.0	$—
Net income (loss) attributable to ENLK per limited partners’ unit:
Basic common unit	$0.06	$(0.03)
Diluted common unit	$0.06	$(0.03)

EnLink Midstream Partners, LP

Reconciliation of Net Income to Adjusted EBITDA and

Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts) (Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$65.1	$13.3
Interest expense, net of interest income	43.7	44.5
Depreciation and amortization	138.1	128.3
Impairments	—	7.0
Income from unconsolidated affiliates	(3.0)	(0.7)
Distributions from unconsolidated affiliates	6.0	2.9
Loss on disposition of assets	0.1	5.1
Unit-based compensation	5.1	19.3
Income tax provision	1.0	0.5
(Gain) loss on non-cash derivatives	3.5	(5.3)
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)
Other (1)	1.1	0.8
Adjusted EBITDA before non-controlling interest	$256.2	$211.2
Non-controlling interest share of adjusted EBITDA (2)	(12.5)	(3.6)
Adjusted EBITDA, net to ENLK	$243.7	$207.6
Interest expense, net of interest income	(43.7)	(44.5)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (3)	0.5	7.0
Litigation settlement adjustment (4)	—	(12.3)
Current taxes and other	(0.9)	(0.6)
Maintenance capital expenditures, net to ENLK (5)	(6.2)	(4.2)
Preferred unit accrued cash distributions (6)	(22.2)	—
Distributable cash flow	$171.2	$153.0

Actual declared distribution to common unitholders	$152.9	$151.4
Distribution coverage	1.12x	1.01x
Distributions declared per limited partner unit	$0.39	$0.39

(1)         Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(2)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(3)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(4)         Represents recoveries from a lawsuit settled in 2017 for amounts not previously deducted from distributable cash flow.

(5)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(6)         Represents the cash distributions earned by the Series B Preferred Units of $16.2 million and $6.0 million earned by the Series C Preferred Units for the three months ended March 31, 2018. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$192.7	$174.2
Interest expense, net (1)	42.2	37.3
Current income tax	1.0	0.8
Distributions from unconsolidated affiliate investment in excess of earnings	1.4	2.9
Other (2)	1.8	0.9
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories and other	55.6	(19.4)
Accounts payable, accrued gas and crude oil purchases and other (3)	(38.5)	14.5
Adjusted EBITDA before non-controlling interest	$256.2	$211.2
Non-controlling interest share of adjusted EBITDA (4)	(12.5)	(3.6)
Adjusted EBITDA, net to ENLK	$243.7	$207.6
Interest expense, net of interest income	(43.7)	(44.5)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (5)	0.5	7.0
Litigation settlement adjustment (6)	—	(12.3)
Current taxes and other	(0.9)	(0.6)
Maintenance capital expenditures, net to ENLK (7)	(6.2)	(4.2)
Preferred unit accrued cash distributions (8)	(22.2)	—
Distributable cash flow	$171.2	$153.0

(1)         Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities.

(2)         Includes non-cash rent, which relates to lease incentives pro-rated over the lease term, and accruals for settled commodity swap transactions.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(5)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(6)         Represents recoveries from a lawsuit settled in 2017 for amounts not previously deducted from distributable cash flow.

(7)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(8)         Represents the cash distributions earned by the Series B Preferred Units of $16.2 million and $6.0 million earned by the Series C Preferred Units for the three months ended March 31, 2018. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Midstream Volumes:
Texas Segment
Gathering and Transportation (MMBtu/d)	2,190,800	2,274,100
Processing (MMBtu/d)	1,194,100	1,162,100
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,222,900	1,931,300
Processing (MMBtu/d)	441,900	467,800
NGL Fractionation (Gals/d)	6,343,500	5,245,500
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,047,900	705,500
Processing (MMBtu/d)	1,069,400	652,800
Crude and Condensate Segment
Crude Oil Handling (Bbls/d)	127,700	110,400
Brine Disposal (Bbls/d)	2,800	4,300

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Total revenues	$1,761.7	$1,321.9
Cost of sales	1,381.5	1,002.3
Gross operating margin	380.2	319.6
Operating costs and expenses, excluding cost of sales:
Operating expenses	109.2	104.1
General and administrative	27.5	36.1
Loss on disposition of assets	0.1	5.1
Depreciation and amortization	138.1	128.3
Impairments	—	7.0
Gain on litigation settlement	—	(17.5)
Total operating costs and expenses, excluding cost of sales	274.9	263.1
Operating income	105.3	56.5
Other income (expense):
Interest expense, net of interest income	(44.5)	(44.9)
Income from unconsolidated affiliates	3.0	0.7
Other income	0.3	—
Total other expense	(41.2)	(44.2)
Income before non-controlling interest and income taxes	64.1	12.3
Income tax provision	(7.0)	(3.0)
Net income	57.1	9.3
Net income attributable to non-controlling interest	44.7	11.2
Net income (loss) attributable to ENLC	$12.4	$(1.9)
Net income (loss) attributable to ENLC per unit:
Basic common unit	$0.07	$(0.01)
Diluted common unit	$0.07	$(0.01)

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.6
Incentive distribution rights	14.8	14.7
ENLK common units owned	34.5	34.5
Total share of ENLK distributions declared	$49.9	$49.8
Adjusted EBITDA of EnLink Oklahoma T.O. (2)	8.9	2.6
Total cash available	$58.8	$52.4
Uses of cash:
General and administrative expenses	(1.2)	(1.0)
Current income taxes (3)	(0.1)	—
Interest expense	(0.8)	(0.4)
Maintenance capital expenditures (4)	(0.1)	—
Total cash used	$(2.2)	$(1.4)
ENLC cash available for distribution	$56.6	$51.0

Actual declared distribution to common unitholders	$48.2	$46.7
Distribution coverage	1.18x	1.09x
Distributions declared per ENLC unit	$0.263	$0.255

(1)         Represents distributions declared by ENLK and to be paid to ENLC on May 14, 2018 and distributions paid by ENLK to ENLC on May 12, 2017.

(2)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes and includes allocated expenses from ENLK.

(3)         Represents ENLC’s stand-alone current tax expense.

(4)         Represents ENLC’s interest in EnLink Oklahoma T.O.s’ maintenance capital expenditures which is netted against the monthly disbursement of EnLink Oklahoma T.O.s’ adjusted EBITDA per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income of ENLC	$57.1	$9.3
Less: Net income attributable to ENLK	60.1	18.1
Net loss of ENLC excluding ENLK	$(3.0)	$(8.8)
ENLC’s share of distributions from ENLK (1)	49.9	49.8
ENLC’s interest in EnLink Oklahoma T.O.’s non-cash expenses (2)	4.7	4.0
ENLC deferred income tax expense (3)	5.8	2.5
Non-controlling interest share of ENLK’s net income (4)	(0.7)	3.4
Other items (5)	(0.1)	0.1
ENLC cash available for distribution	$56.6	$51.0

(1)         Represents distributions declared by ENLK and to be paid to ENLC on May 14, 2018 and distributions paid by ENLK to ENLC on May 12, 2017.

(2)         Includes depreciation and amortization and unit-based compensation expense allocated to EnLink Oklahoma T.O.

(3)         Represents ENLC’s stand-alone deferred taxes.

(4)         Represents NGP’s 49.9% share of the Delaware Basin JV, Marathon Petroleum’s 50% share of the Ascension JV, and other minor non-controlling interests.

(5)         Represents ENLC’s interest in EnLink Oklahoma T.O.s’ maintenance capital expenditures (which is netted against the monthly disbursement of EnLink Oklahoma T.O.s’ adjusted EBITDA) and other non-cash items not included in cash available for distribution.

EnLink Midstream Partners, LP

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income (2)	$255	$285	$315
Interest expense, net of interest income	175	179	183
Depreciation and amortization	554	564	574
Income from unconsolidated affiliate investments	(19)	(20)	(21)
Distribution from unconsolidated affiliate investments	16	17	18
Unit-based compensation	42	37	32
Income taxes	4	5	6
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)
Adjusted EBITDA before non-controlling interest	$1,009	$1,049	$1,089
Non-controlling interest share of adjusted EBITDA (3)	(59)	(64)	(69)
Adjusted EBITDA, net to ENLK	$950	$985	$1,020
Interest expense, net of interest income	(175)	(179)	(183)
Preferred unit accrued cash distributions	(89)	(89)	(89)
Current taxes and other	(1)	(5)	(8)
Maintenance capital expenditures, net to ENLK	(55)	(57)	(60)
Distributable cash flow	$630	$655	$680

(1)        The forecasted net income guidance for the year ended December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing, and/or amount of these events.

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(2)        Net income includes estimated net income attributable to ENLK’s non-controlling interest in ENLC’s 16.1% share of net income from EnLink Oklahoma T.O., NGP’s 49.9% share of net income from the Delaware Basin JV, and Marathon’s 50% share of net income from the Ascension JV.

(3)        Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income of ENLC (2)	$233	$262	$291
Less: Net income attributable to ENLK (3)	(225)	(250)	(275)
Net income of ENLC excluding ENLK	$8	$12	$16
ENLC’s share of distributions from ENLK (4)	201	201	201
ENLC’s interest in EnLink Oklahoma T.O. depreciation	19	19	19
Non-controlling interest share of ENLK’s net income (5)	(11)	(11)	(11)
ENLC deferred income tax expense (6)	14	15	16
Maintenance capital expenditures (7)	(1)	(1)	(1)
ENLC cash available for distribution	$230	$235	$240

(1)        The forecasted net income guidance for the year ended December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing, and/or amount of these events.

(2)        Net income of ENLC includes estimated net income attributable to ENLC’s non-controlling interest in ENLK.

(3)        Net income attributable to ENLK is net of the estimated non-controlling interest share attributable to the Delaware Basin JV, Ascension JV, and EnLink Oklahoma T.O.

(4)        Represents quarterly distributions estimated to be paid to ENLC by ENLK for 2018.

(5)        Represents estimated net income for NGP’s 49.9% share of the Delaware Basin JV, Marathon Petroleum’s 50% share of the Ascension JV, and other minor non-controlling interests.

(6)        Represents ENLC’s estimated stand-alone deferred taxes for 2018.

(7)        Represents 2018 maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O.